Perspective Therapeutics Presents Encouraging Incremental Data and Analyses from Phase 1/2a Trial of [212Pb]Bamzireotide Navoxetan (VMT-α-NET) in Advanced SSTR2 Expressing NETs

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Additional analyses presented at NANETS 2026 Multidisciplinary NET Medical Symposium support prior findings of durable ongoing disease control and encouraging responses in all three cohorts across multiple patient populations
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Preliminary evidence of more robust anti-tumor activity and durable responses in GEP-NET patients whose target lesions all express SSTR2+ supports focusing on this population
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Bamzireotide continues to be well-tolerated
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Targeting End-of-Phase 2 meeting in 1Q 2027

SEATTLE, November 5, 2026 -- Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company pioneering advanced systemic treatments for cancers, today announced incremental data and analyses from its ongoing Phase 1/2a clinical trial of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs). These analyses were presented today in an oral presentation at the 2026 North American Neuroendocrine Tumors Society (NANETS) Multidisciplinary NET Medical Symposium taking place November 5-7, 2026 in Las Vegas, Nevada.

The NANETS presentation provided incremental data and analyses following the Company’s rapid oral presentation on October 23, 2026 at the European Society for Medical Oncology (ESMO) Congress 2026. Additional data were presented on 57 patients with gastroenteropancreatic (GEP) NETs whose target lesions all express SSTR2 who are enrolled in Cohorts 1-3 of the trial. Among these 57 patients: progression free survival (PFS) was 75% at 18 months; disease control was observed in 35 (92%) of 38 Cohort 2 patients and all 17 (100%) patients in Cohort 3; and responses were seen in 14 (37%) of 38 Cohort 2 patients and in 8 (47%) of 17 Cohort 3 patients.

“Deeper analyses of the substantial bamzireotide dataset are providing important insights into its clinical profile and its potential to benefit patients relative to an approved radiotherapy as shown in that therapy’s U.S. package insert of 13% ORR and ~65% PFS at 18 months,” said Markus Puhlmann, MD, Perspective’s Chief Medical Officer. “We are pleased to see a stronger signal in a subgroup of interest, specifically GEP-NETs patients whose target lesions all express SSTR2. Meanwhile, bamzireotide remains well-tolerated, with low incidence of high-grade adverse events. Long-term safety follow-up is ongoing, and these findings continue to be evaluated against natural history for organ function and pre-existing conditions of each patient.”

“These analyses support bringing bamzireotide expeditiously to patients, especially GEP-NETs patients whose target lesions all express SSTR2,” said Thijs Spoor, Perspective’s Chief Executive Officer. “We are incorporating these findings as a potential enrichment strategy into ongoing discussions with regulators on the design of a registration enabling study, and are targeting an end-of-Phase 2 meeting in the first quarter of 2027. FDA feedback and completion of the necessary clinical, regulatory, and operational activities are expected to enable initiation of the Phase 3 study in 2027.”

NANETS presentation highlights rationale for enrichment strategy

Across Cohorts 1-3 of the ongoing Phase 1/2 dose finding study, 68 patients received at least one treatment of bamzireotide. These patients received at least one treatment across three dose cohorts of up to 10 mCi, 20 mCi, and 24 mCi, respectively, split into four doses administered every eight weeks. Patients were followed for a median of 128 weeks in Cohort 1, 76 weeks in Cohort 2, and 34 weeks in Cohort 3, as of September 10, 2026.

Efficacy: Durable ongoing disease control and robust anti-tumor activities in all three cohorts across multiple patient populations

	GEP-NET SSTR2-positive in all target lesions*			All patients who received at least one treatment
	Cohort 2 (n=38)	Cohort 3 (n=17)	Cohorts 1- 3 (n=57)	Cohort 2 (n=46)	Cohort 3 (n=20)	Cohorts 1- 3 (n=68)
Objective response rate	14 of 38 (37%)	8 of 17 (47%)	22 of 57 (39%)	15 of 46 (33%)	10 of 20 (50%)	25 of 68 (37%)
Disease control rate	35 of 38 (92%)	17 of 17 (100%)	54 of 57 (95%)	41 of 46 (89%)	19 of 20 (95%)	62 of 68 (91%)
Landmark PFS at 6 months 12 months 18 months	90% 76% 73%	94% 78% NE	91% 78% 75%	83% 71% 69%	90% 77% NE	85% 74% 72%

*Retrospective subgroup analysis

Objective response rate includes confirmed and initial responses that have not yet been confirmed. All patients with unconfirmed initial responses remain in study and are expected to receive subsequent tumor assessment. Disease control rate includes complete response, partial response, and stable disease.

Findings from 57 GEP-NET patients in Cohorts 1-3 whose target lesions all express SSTR2

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Durable disease control: Disease control rate was 92% for Cohort 2 and 100% for Cohort 3. PFS rate was 91% at six months, 78% at 12 months, and 75% at 18 months across Cohorts 1, 2 and 3.
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Robust tumor responses: 14 out of 38 (37%) Cohort 2 patients experienced confirmed response as their best responses. A further 11 patients with stable disease in Cohort 2 remain in study as of September 10, 2026. In Cohort 3, 8 out of 17 patients experienced an initial response; five of those responses were confirmed. All three patients with responses pending confirmation remain in study and are expected to receive subsequent tumor assessments. A further 8 patients with stable disease in Cohort 3 remain in study as of September 10, 2026.

Safety: No dose-limiting toxicities and no discontinuations due to adverse events

Across all 68 patients who received at least one bamzireotide treatment:

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Bamzireotide continues to be well-tolerated. There were no reports of dose-limiting toxicities, no treatment-related discontinuations, and no serious adverse events related to study medication during the treatment emergent adverse event window.

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Low incidence of high-grade TEAEs were observed, all of which were Grade 3 (20 out of 68 patients, or 29%). No Grade 4 or 5 events were reported.

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Low incidence of high-grade hematologic TEAEs were observed, all of which were Grade 3 (five out of 68 patients, or 7.4%). No intervention required for lymphopenia. No myelodysplastic syndrome reported to date.

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Renal tolerability has remained acceptable, with ongoing follow-up. Grade 3 renal events were rare during ongoing study follow up, possibly not drug related. Two patients (3%) experienced Grade 3 renal events, both acute kidney injuries. One patient experienced the event approximately two years after their final treatment; the investigator assessed the event to be possibly related and the event is ongoing. For the second patient, the investigator assessed the event to be unlikely related to bamzireotide treatment, and the event has resolved.

In addition, a creatinine level elevation to above 2 mg/dL was reported in one patient. This event occurred after the patient discontinued bamzireotide treatment without completing all four planned doses due to disease progression, and during a subsequent post‑progression systemic therapy.

Upcoming conference presentation. The Company will exhibit a poster on bamzireotide at the EORTC-NCI-AACR (ENA) Symposium on November 20, 2026.

About [²¹²Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target somatostatin receptor subtype 2 (SSTR2), and to deliver the alpha-emitting radioisotope lead-212, or ²¹²Pb, to tumor sites expressing SSTR2. The Company is conducting a multi-center, open-label, dose-escalation and dose-expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive tumors who have not received prior radiopharmaceutical therapies (RPT).

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs, and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors, and as a result, there are over 250,000 people living with this diagnosis.1

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced systemic treatments for cancers. The Company has proprietary technology that utilizes the alpha-generating isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging techniques that incorporate the same targeting moieties, creating an opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables visualization of the specific tumor and subsequent treatment, potentially improving efficacy and minimizing toxicity.

The Company is advancing a portfolio of clinical-stage programs in the U.S., including bamzireotide navoxetan (VMT-α-NET, neuroendocrine tumors), lapemelanotide zapixetar (VMT01, melanoma), and PSV359 (solid tumors).

The Company is expanding its regional finished drug product candidate supply network, enabled by its proprietary 224Ra/212Pb generator platform used to manufacture clinical drug product candidates, to support the delivery of patient-ready drug product candidates for clinical trials and, if approved, commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s proprietary technology, imaging techniques and product candidates, and related treatment opportunities; the Company’s understanding regarding the clinical profiles of its product candidates, including VMT-α-NET, PSV359, and VMT01; the Company’s preclinical and clinical development plans and the expected timing for the release of additional data from its clinical programs; the Company’s beliefs that its product candidates address certain unmet medical needs; the potential clinical benefits of the Company’s product candidates relative to existing therapies; the Company’s expectations regarding regulatory pathways for its product candidates; the Company’s expectations regarding its interactions with regulatory agencies, including the FDA, and the expected timing thereof; the Company’s expectations regarding an end-of-Phase 2 meeting with the FDA in the first quarter of 2027; the Company’s expectations that FDA feedback and completion of the necessary clinical, regulatory, and operational activities will enable initiation of the Phase 3 study in 2027; the Company’s regional distribution and manufacturing capabilities; the Company’s plan to exhibit a poster on VMT-α-NET at the EORTC-NCI-AACR Symposium; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include (without limitation) that the Company’s clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; regulatory authorities may not grant or may delay approval for our product candidates; the Company may elect to change its strategy regarding its product candidates and clinical development and manufacturing activities; our ability to successfully incorporate clinical data findings into ongoing discussions with regulators, including the FDA, on the designs of registration enabling studies; regulatory agencies may issue decisions that negatively impact the Company’s product candidates and clinical development plans; economic and market conditions may worsen; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertainties facing the Company appears under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:
Annie J. Cheng, CFA
ir@perspectivetherapeutics.com

ENTENTE Network of Companies
Katie Morris, PhD
katiemorris@ententeinc.com

1Dasari A et al. JAMA Netw Open 2025;8:e2515798.